EXHIBIT 99.2

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Includes Predecessor and Successor data

	Predecessor	Successor
(in millions)	Q1 2013	Q1 2014
Net income (loss)	$15.2	$(7.4)

Adjustments to reconcile to net income (loss):
Income tax expense (benefit)	6.3	2.1
Interest expense	11.8	7.8
Depreciation and amortization expense	9.9	16.9	(1)
Unrealized gain on foreign currency denominated debt	(4.1)	-	(2)
Restructuring and related expenses	1.6	-	(3)
Manufacturer's profit in inventory (purchase accounting)	-	12.0	(4)
Non-cash fair value adjustment to contingent consideration	-	13.0	(5)
Other expense (income)	0.2	1.5	(6)
	-	-
Adjusted EBITDA	$40.9	$45.9

2013 Footnotes:
(1) Includes $13.3m in Q1 2014 and $6.7m in Q1 2013 for amortization expense that is added back in the "As Adjusted" Income Statement.
(2) Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
(3) Includes restructuring expenses of $1.6m of reorganization costs adjusted out of operating expenses for Q1 2013.
(4) Adjustment to reverse manufacturer's profit in inventory purchase accounting adjustment associated with MacDermid Acquisition.
(5) Adjustment to fair value of contingent consideration in connection with the MacDermid Acquisition primarily associated with achieving the share price target.
(6) Adjustment in 2014 for reversal of the income attributable to the non-controlling interest resulting from the MacDermid Acquisition.